NONSOLICITATION AND NONCOMPETITION AGREEMENT

THIS NONSOLICITATION AND NONCOMPETITION AGREEMENT (this "Agreement") is entered into as of July 31, 2008 by and between Harris & Harris Group, Inc. (the "Company") and Charles E. Harris (the "Employee").

WHEREAS, the Company and the Employee acknowledge that the Employee is currently party to the (i) Non-Qualified Stock Option Agreement dated as of June 26, 2006; (ii) Incentive Stock Option Agreement dated as of June 26, 2006; and (iii) Non-Qualified Stock Option Agreement dated as of June 27, 2007 (collectively, the "Existing Stock Option Agreements"), in each case, entered into pursuant to the Harris & Harris Group, Inc. 2006 Equity Incentive Plan;

WHEREAS, the Company and the Employee acknowledge that until the Employee terminates his employment with the Company the Employee may become party to one or more additional non-qualified stock option agreements entered into pursuant to the Harris & Harris Group, Inc. 2006 Equity Incentive Plan (the "Future Stock Option Agreement(s)"; and, in the event such Future Stock Option Agreement(s) are implemented, together with the Existing Stock Option Agreements, the "Stock Option Agreements");

WHEREAS, pursuant to Section 2(e)(iv) of each of the Stock Option Agreements the Employee's ability to exercise certain options following termination of employment may be extended upon the occurrence of certain conditions therein, including, but not limited to, the Employee executing and abiding by a post-termination nonsolicitation and/or noncompetition agreement;

WHEREAS, the Company and the Employee acknowledge that the Employee's execution and abiding by the terms of this Agreement, including, but not limited to, its nonsolicitation and noncompetition provisions will satisfy the Stock Option Agreements' requirement for the Employee to execute and abide by a nonsolicitation and/or noncompetition agreement for the purpose of extending the Employee's ability to exercise certain stock options granted thereby; and

NOW THEREFORE, in consideration of the recitals above and the mutual promises and obligations contained in this Agreement and in the Stock Option Agreements, and for other good and valuable consideration, the receipt and sufficiency of which are mutually hereby acknowledged, the Company and the Employee agree as follows:

1. Noncompetition. At all times commencing on the date first written above and extending for a period which equals the longer of (a) three (3) years from the date first written above, or (b) the entire duration for which Employee may exercise any option under the Stock Option Agreements, including any applicable time extensions, the Employee will not engage in "Competition" (as defined below) with the Company anywhere in the world. For purposes of clarification only, the "entire duration for which Employee may exercise any option under the Stock Option Agreements, including any applicable time extensions," shall be deemed expired if Employee exercises every option Employee is granted under the Stock Option Agreements, in accordance with the terms of such agreements. For purposes of this Agreement, "Competition" shall mean engaging in, or otherwise directly or indirectly being employed by, or acting as an advisor, manager, consultant or lender to, or being a director, officer, employee, contractor, principal, agent, stockholder, member, owner or partner of, or permitting the Employee's name to be used in connection with the activities of any other business or organization engaged other than incidentally in making investments in privately-held companies in the areas of nanotechnology, microsystems and/or microelectromechanical systems; provided, however, that it shall not be a violation of this Section 1 for the Employee to become the registered or beneficial owner of up to five percent (5.0%) of any class of the capital stock of an entity in Competition with the Company that is registered under the Securities Exchange Act of 1934, as amended, provided that the Employee does not otherwise participate in the business of such corporation. For purposes of clarification only, Employee shall not be deemed to be engaged in Competition by investing in or being employed by or on the board of an operating company that is not ordinarily in the business of making investments in privately-held companies in the areas of nanotechnology, microsystems and/or microelectromechanical systems. The Company, in its sole discretion, may waive in writing any or all of Employee's obligations under this Section 1 upon a majority vote of the Board of Directors of the Company authorizing it to do so.

2. Nonsolicitation. At all times commencing on the date first written above and extending for a period which equals the longer of (a) three (3) years from the date first written above, or (b) the entire duration for which Employee may exercise any option under the Stock Option Agreements, including any applicable time extensions, the Employee agrees that he or she will not directly or indirectly, on his or her account or on account of any other individual or entity, (y) solicit, hire or in any manner induce or encourage any person employed by the Company or any of its affiliates, or any director of the Company, to leave its employ or service with the Company or (z) offer or cause to be offered employment to any person who was employed by the Company or any of its affiliates, other than an outside director of the Company, at any time during the twelve (12) month period preceding the date of this Agreement. For purposes of clarification only, the "entire duration for which Employee may exercise any option under the Stock Option Agreements, including any applicable time extensions," shall be deemed expired if Employee exercises every option Employee is granted under the Stock Option Agreements, in accordance with the terms of such agreements.

3. Confidentiality. The Employee acknowledges and represents that (a) his or her prior employment with the Company provided the Employee with access to, and knowledge of, non-public information relating to the business of the Company and non-public information relating to companies within the Company's portfolio of investments (collectively, "Confidential Information") and (b) the disclosure of any of the foregoing to existing or potential competitors of the Company could place the Company at a serious competitive disadvantage and could do serious damage, financial and otherwise, to the Company or to companies within the Company's portfolio of investments. Accordingly, the Employee acknowledges and represents that the Employee will not, at any time in the future, communicate, divulge or disclose to any other person or use for his or her own benefit or purposes any Confidential Information, except as required by law or court order or expressly authorized in writing by a duly authorized representative of the Company.

4. Stock Option Term. Each of the parties hereto acknowledges and agrees that (a) the stock options granted pursuant to the Stock Option Agreements, to the extent exercisable as of the date of termination of the Employee’s employment with the Company, shall remain exercisable until the expiration of the term of such stock options, in accordance with Section 2(b) of each of the Stock Option Agreements and (b) to the extent any such stock option is exercised more than three months following the date of termination of the Employee’s employment with the Company, it shall not be eligible for treatment as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code.

5. Enforcement. If the Employee breaches Sections 1, 2 or 3 of this Agreement, the Employee will immediately cease to be eligible to exercise any option grants under any of the Stock Option Agreements, and will immediately become liable to the Company for the repayment of any amounts derived from exercising such grants after the date of this Agreement; provided, however, that the Company, in its sole discretion, may waive in writing any or all of such repayments, and/or interest, without waiving any of the Company's rights under this Agreement.

6. Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired. If any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

7. Governing Law. This Agreement shall be subject to and construed in accordance with the laws of the State of New York, without regard to its conflict of law rules. The Company and the Employee consent to the exclusive jurisdiction and venue in the federal and state courts of the State of New York, located in the City of New York, for the resolution of all disputes arising under, or relating to, this Agreement.

8. Waiver. The failure of the Company to enforce any of this Agreement's terms, provisions or covenants shall not be construed as a waiver of the same or of the right of the Company to enforce the same. Waiver by the Company of any breach or default by the Employee, or any other employee under a similar agreement, of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.

9. Acknowledgment of Representation. The Employee acknowledges that he or she is represented by legal counsel or had sufficient opportunity to consult with such counsel in connection with this Agreement, has been apprised of its terms and agrees with its conditions.

10. Successors and Assigns. Except as otherwise expressly provided in this Agreement, the Employee's rights and obligations under this Agreement are personal to him or her and may not be assigned or delegated to any other person. This Agreement shall be binding upon, and inure to the benefit of the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business.

11. Entire Agreement. This Agreement and the Stock Option Agreements constitute the entire agreement between the Company and the Employee with respect to the subject matter hereof and supersede all prior negotiations, representations, discussions, arrangements, understandings and agreements concerning their subject matter. This Agreement may not be amended or modified other than by a writing signed by the Employee and a duly authorized representative of the Company.

IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement as of the date first written above.

EMPLOYEE	COMPANY

/s/ Charles E. Harris Charles E. Harris	By: /s/ Douglas W. Jamison Douglas W. Jamison, President